SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): April 20, 1999



                              WILLCOX & GIBBS, INC.
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



      333-24507                                             22-3308457
(Commission File Number)                       (IRS Employer Identification No.)




900 Milik Street, Cartaret, New Jersey        07008
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code:  (732) 541-6255



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ITEM 3. BANKRUPTCY OR RECEIVERSHIP

            On April 20, 1999, Willcox & Gibbs, Inc. (the "Company" or "Willcox & Gibbs") and its subsidiaries WG Apparel, Inc., Leadtec Systems, Inc., J&E Sewing Supplies, Inc., W&G Daon, Inc., Clinton Management Corp., Clinton Machinery Corporation, Clinton Leasing Corp., Clinton Equipment Corp., Macpherson Meistergram, Inc., Geoffrey E. Macpherson Canada, Inc., Emtex Leasing Corporation and Paradise Color Incorporated filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The petitions were filed, as planned, to seek to implement a financial restructuring that has been prenegotiated with an informal committee of holders of the Company's 12 1/4% Senior Notes. The filing also includes a plan of reorganization and a proposed disclosure statement.

            The restructuring will result in the substantial deleveraging of the Company by canceling its existing $85 million in principal amount of 12 1/4% Senior Notes in exchange for $5,206,250 in cash, $30,000,000 principal amount of a new issue of 7% Senior Notes and 850,000 shares of Class A Common Stock of the Company, which represent 80% of the shares of Company Common Stock to be outstanding on the effective date of the plan. Existing Common Stock in the Company would be canceled in exchange for 212,500 shares of Class B Common Stock of the Company, which represent 20% of the shares of the Company Common Stock to be outstanding on the effective date of the plan, and warrants for the purchase of a total of 176,748 shares of Class A Common Stock of the Company exercisable at a purchase price of $.01 per share. The warrants will be exercisable only if the average daily closing price per share of the Class A Common Stock determined over 20 trading days exceeds certain specified targets. The Common Stock to be


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issued under the plan generally will be freely tradeable in the public market.

            The plan of reorganization provides for payment in full in cash of all pre-petition trade claims. In addition, Willcox & Gibbs will continue during the Chapter 11 case to pay trade creditors all post-petition obligations as they come due.

            Willcox & Gibbs also announced that it had agreed to a $23 million Debtor-in-Possession ("DIP") revolving credit facility with The CIT Group/Business Credit, Inc. and a DIP term loan of $7.5 million provided on a subordinated basis by certain other lenders. These facilities have been approved on an interim basis by the Bankruptcy Court and are subject to final approval.

            The Delaware Bankruptcy Court has scheduled hearings to consider final approval of the DIP facilities on May 12, 1999, and to consider Willcox & Gibbs's disclosure statement on June 28, 1999.

            Implementation of the restructuring is subject to consummation of the Chapter 11 plan, which requires, among other things, arranging a new credit facility to be available upon emergence from Chapter 11 and Bankruptcy Court approval of the plan. No assurances can be given that the plan will be consummated. This SEC filing is not an offer with respect to any securities or solicitation of acceptances of a Chapter 11 plan. Such an offer or solicitation will be made in compliance with all applicable securities laws and provisions of the Bankruptcy Code.




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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          WILLCOX & GIBBS, INC.



Date:  May 3, 1999                        By /s/ John K. Ziegler
                                             ----------------------------
                                             John K. Ziegler
                                             Chairman of the Board and
                                             Chief Executive Officer